AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

SKYLYNX COMMUNICATIONS, INC.

a Delaware corporation,

INTERIM CORPORATE RESOURCES LLC

a Washington corporation

Dated as of September 1, 2003

AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of September 1, 2003 by and among SkyLynx Communications, Inc., a Delaware corporation ("Buyer"), and Interim Corporate Resources LLC, a Washington Limited Liability Company ("Company").

RECITALS

        A.        The Boards of Directors of the Company and Buyer believe it is in the best interests of their respective companies and the shareholders of their respective companies that Company and Buyer combine into a single company through the statutory merger of Company with and into Buyer (the "Merger") and, in furtherance thereof, have approved the Merger.

        B.         Pursuant to the Merger, among other things, all outstanding shares of capital stock of the Company shall be converted into shares of common stock of the Buyer (the "Buyer Common Stock") at the rate specified herein.

        C.         The Company and Buyer desire to make certain representations and warranties and other agreements in connection with the Merger.

        D.         As a condition and inducement to Buyer's willingness to enter into this Agreement, a majority of each class of the Company's shareholders (the Company's shareholders are herein referred to as the "Company Shareholders") holding all of the issued and outstanding capital stock of the Company have, concurrently with the execution of this Agreement, executed and delivered a Written Consent of Shareholders (the "Shareholder Consent"), pursuant to which such shareholders have, among other things, approved this Agreement, the Merger and the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1        The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit 1.1 (the "Agreement of Merger") and the applicable provisions of the Washington Law ("Washington Law"), Company shall be merged with and into Buyer, the separate corporate existence of Company shall cease and Buyer shall continue as the surviving corporation. Buyer as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2        Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of the Buyer, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger, together with the required officers' certificates, with the Secretary of State of the State of Washington, in accordance with the relevant provisions of Washington Law (the time of such filing being the "Effective Time").

        1.3        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of Washington Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Corporation.

        1.4        Charter Documents; Bylaws.

                         (a)        At the Effective Time, the Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Washington Law and such Articles of Incorporation.

                         (b)        The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended.

        1.5        Directors and Officers. At the Effective Time, the directors of Buyer, as in effect immediately prior to the Effective Time, shall become the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Buyer, as in effect immediately prior to the Effective Time, shall become the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

        1.6        Effect on Capital Stock.

                         (a)        Merger Consideration. The aggregate number of shares of Buyer Common Stock to be issued in exchange for all outstanding shares of capital stock of the Company immediately prior to the Effective Time (the "Aggregate Company Shares") shall be 700,000 shares of the $.0001 par value Common Stock of the Buyer, as appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend or the like with respect to the Buyer Common Stock occurring after the date hereof and prior to the Effective Time (the "Merger Share Number").

                         (b)        Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement and the Agreement of Merger as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock, at the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6(d)) shall be converted into the right to receive, subject to the provisions of Section 1.6(e) and Section 1.11:

                                 (i)        that number of shares of Buyer Common Stock determined by dividing (1) the Merger Share Number (2) by the Aggregate Company Shares (the "Common Exchange Ratio").

        The aggregate number of shares of Buyer Common Stock issued to holders of Company Capital Stock in the Merger are the "Merger Shares."

                         (c)        No Conversion of Warrants, Options or Other Rights to Purchase Company Capital Stock. Immediately prior to the Effective Time, each warrant, option and other right to purchase Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be terminated and no further force or effect.

                         (d)        Cancellation of Company Capital Stock Owned by Company. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                         (e)        Fractional Shares. No fraction of a share of Buyer Common Stock will be issued.

        1.7        Surrender of Certificates.

                         (a)        Buyer to Provide Merger Shares. At Closing the Buyer shall deliver the 700,000 shares of its $.0001 par value Common Stock issued to the order of the shareholders of the Company.

                         (b)        Exchange Procedures. The Company will deliver to Buyer at closing all certificates issued to shareholders along with fully executed stock powers signed by the shareholders.

                         (c)        Transfers of Ownership. If any certificate for shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate or Stock Assignment so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Buyer any transfer or other taxes required by reason of the issuance of a certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or Stock Assignment delivered, or established to the satisfaction of Buyer or any agent designated by it that such tax has been paid or is not payable.

                         (d)        No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Buyer, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.8        No Further Ownership Rights in Company Capital Stock. The shares of Buyer Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.9        Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and the parties hereto agree to report it as such for all tax purposes.

        1.10        Escrow Agreement. None.

        1.11        Appraisal Rights.

                        By execution hereof and acceptance of the shares of Buyer to be issued at Closing, each shareholder waives any appraisal rights he or she may have.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

        The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Company Disclosure Schedule shall qualify any other paragraph in this Article II where such disclosure would be appropriate to the extent that it is clear from such disclosure that it relates to such other paragraph.

        2.1        Organization, Qualification and Corporate Power. The Company is a corporation duly incorporated or formed, validly existing and in corporate and tax good standing under the laws of the state of Washington. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Amended and Restated Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Amended and Restated Articles of Incorporation or Bylaws.

        2.2        Capitalization. The authorized capital stock of the Company Capital Stock consists of:

                        (a)        700,000 shares of Common Stock of the Company, of which 700,000 shares are issued and outstanding, the ownership of which is:

                                Kevin Gorman 71.43% to be exchanged for 500,000 shares of Buyer stock.

                                Fred Anderson 14.285% to be exchanged for 100,000 shares of Buyer stock.

                                Jon Fatula 14.285% to be exchanged for 100,000 shares of Buyer stock.

                         (b)        No shares of Series A Preferred Stock, of which no shares are outstanding;

                         (c)        No shares of Series B Preferred Stock, of which no shares are outstanding;

                         (d)        No shares of common stock reserved under the Company's Stock Option plan(s), of which no shares have been issued;

                         (e)        Warrants to acquire no shares of Series A Preferred Stock; and

                         (f)        Warrants to acquire no shares of Series B Preferred Stock.

                        Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Shareholders, indicating the number of shares of Company Capital Stock held by each Company Shareholder. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

        2.3        Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under each of the other agreements and instruments to be executed and delivered by some or all of the parties hereto in connection with the consummation of the transactions contemplated hereby (the "Transaction Documents") to which the Company is a party. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Transaction Documents and the performance of all obligations of the Company hereunder and thereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes, and each of the Transaction Documents to which the Company will be a party, will constitute, a valid and legally binding obligation of the Company, enforceable in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other general equitable remedies.

        2.4        Compliance with Laws and Other Instruments. The Company is not in violation or default of any provision of its Amended and Restated Articles of Incorporation or Bylaws, or, to the best of its knowledge, of any instrument, judgment, order, writ, decree, lease, license, permit, contract or other arrangement to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, lease, license, permit, contract or other arrangement or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties, or result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, license, permit or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, the violation of which would have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to a party, any material adverse effect on the assets, business, financial condition or the results of operations of such party and its subsidiaries, if any, taken as a whole.

        2.5        Subsidiaries. The Company does not have and has never had any subsidiaries or entities.

        2.6        Company Financial Statements. The Company has attached hereto as Section 2.6 to the Company Disclosure Schedule the unaudited balance sheet and statements of income, changes in shareholders' equity and cash flows for the period from the date of         N/A          through ______________ for the Company (the "Company's Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Company Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Company Financial Statements are subject to normal recurring year-end adjustments and do not include footnotes.

        2.7        Absence of Certain Changes. Since the Company's Most Recent Balance Sheet Date, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company, nor has there occurred any event or development, which could reasonably be foreseen to result in such a material adverse change in the future.

        2.8        No Undisclosed Liabilities. The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability.

        2.9        Tax Matters.

                         (a)        The Company has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes (as defined below) owed in respect of the periods covered by such Tax Returns whether or not shown as due on such Tax Return.

                         (b)        The Company has not yet been obligated to file any federal income Tax Returns. The Company has never had any examination reports or statements of deficiencies assessed against it. No Tax Returns of the Company have been audited by any Governmental Entity. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

                         (c)        The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code ("Code") and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement.

                         (d)        The Company is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code). The Company has not made an election under Treasury Reg. Section 1.1502-20(g). The Company is not and has not been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

                         (e)        As of the date of this Agreement and as of the Closing Date, the Company has not, and will not have, taken any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        2.10        Assets. The Company has good and defensible title to all properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted and as presently proposed to be conducted, all of which are reflected in the Company's Most Recent Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the Company's Most Recent Balance Sheet Date in the ordinary course of business) or acquired after the Most Recent Balance Sheet Date, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable. The plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair subject to ordinary wear and tear and to requirements for periodic maintenance. All properties used in the operations of Company, except for those acquired after the Most Recent Balance Sheet Date, are reflected in the Company's Most Recent Balance Sheet to the extent required by GAAP. Section 2.10 of the Company Disclosure Schedule identifies all personal and real property leases. No asset of the Company (tangible or intangible) is subject to any Security Interest except as listed on Section 2.10 of the Company Disclosure Schedule. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, and (iv) liens for Taxes not yet due and payable, in each case arising in the Ordinary Course of Business of the Company and not material to the Company. The Company does not own any real property.

        2.11        Intellectual Property.

                         (a)        To the best knowledge of the Company, the Company owns, or licenses or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks, and copyrights, schematics, technology, trade secrets, know-how, computer software programs or applications, processes and other tangible or intangible proprietary information or material that are used to conduct its business as currently conducted, including without limitation the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of any World Wide Web sites, free and clear of all liens, claims and encumbrances (including without limitation licensing and distribution rights) all of which are "Intellectual Property." Section 2.11 of the Company Disclosure Schedule contains an accurate and complete (i) list of all patents and patent applications and all trademarks (indicating registered and unregistered trademarks) and applications therefor, registered copyrights, trade names, service marks and Internet domain names owned or licensed by the Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) list of all material written licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property rights of the Company, and (iii) list of all material written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property ("Company Third Party Intellectual Property Rights"). The Company is not a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.11 of the Company Disclosure Schedule under the terms of this Section 2.11(a).

                         (b)        All of the Company's patents, copyrights, trademarks, trade names or Internet domain name registrations related to its current or currently proposed business are valid and in full force and effect and will not be altered or impaired by the consummation of the transactions contemplated hereby. The Company is not, and will not be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company's Intellectual Property or Company Third Party Intellectual Property Rights.

                         (c)        Neither the Company nor, to the Company's knowledge, any of the Company's employees has received a claim, or is aware of a reasonable basis for a claim, of infringement or violation of any Intellectual Property right of any third party. The manufacturing, marketing, licensing or sale of the Company's products or performance of the service offerings of the Company do not infringe or violate any Intellectual Property right of any third party; and, to the knowledge of the Company, the Intellectual Property rights of the Company are not being infringed or violated by activities, products or services of any third party.

        2.12        Contracts. Section 2.12 of the Company Disclosure Schedule lists all material written agreements to which the Company is a party or by which it is bound, including but not limited to any of the following contracts to the extent that the payments thereunder exceed $5,000 per year:

                         (a)        any written arrangement for the provision of products or services to customers or other third parties;

                         (b)        any written arrangement for the purchase of raw materials, commodities, supplies, products or other personal property or for the receipt of consulting or other services;

                         (c)        any written arrangement establishing a partnership, joint venture development, marketing or distribution arrangement;

                         (d)        any written arrangement under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                         (e)        any written arrangement concerning confidentiality or noncompetition (other than standard confidentiality agreements between the Company and any of its employees in the ordinary course of business and standard non-disclosure agreements with third parties incurred in the ordinary course of business;

                         (f)        any written agreement, contract or commitment that calls for fixed and/or contingent payments or expenditures by or to the Company (including without limitation any advertising or revenue sharing arrangement).

                         (g)        any written outstanding sales or advertising contract, commitment or proposal (including, without limitation, insertion orders, slotting agreements or other agreements under which Company has allowed third parties to advertise on or otherwise be included in Company's World Wide Web site)

                         (h)        any written agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by Company "at will" and without liability, penalty or premium.

                         (i)        any written employment, independent contractor or similar agreement, contract or commitment that is not terminable on thirty (30) days' notice or less without penalty, liability or premium of any type, including, without limitation, severance or termination pay.

                         (j)        any written arrangement involving any of the Company Shareholders or their affiliates ("Affiliates"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Company is not a party to any oral contract, agreement or other arrangement that, if reduced to written form, would be required to be listed in Section 2.12 of the Company Disclosure Schedule. All of the agreements listed in the Company Disclosure Schedule to which the Company is a party are valid, binding, in full force and effect and enforceable by the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity). To the Company's knowledge, no party to any such contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. The Company is not in default under or in breach or violation of, nor, to the Company's knowledge, is there any valid basis for any claim of default by the Company under, or breach or violation by the Company of, any material provision of any contract listed on the Company Disclosure Schedule. To Company's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any such contract.

        2.13        Accounts Receivable. All accounts receivable of the Company, if any, reflected on the Company's Most Recent Balance Sheet are valid receivables, and, to the Company's knowledge, are subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company's Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company's Most Recent Balance Sheet Date are valid receivables, and to the Company's knowledge, subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company's Most Recent Balance Sheet.

        2.14        Insurance. Section 2.14 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.15        Litigation. Section 2.15 of the Company Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction issued by or enforceable by a Governmental Entity, or (b) any complaint, action, suit, proceeding, or hearing or, to the Company's knowledge any investigation of or in, any Governmental Entity or before any arbitrator to which the Company or is a party or, to the knowledge of the Company, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.15 of the Company Disclosure Schedule could reasonably be expected to have a Material Adverse Effect.

        2.16        Employees. Section 2.16 of the Company Disclosure Schedule contains a list of all current employees of the Company, along with the position and the annual rate of compensation of each such person. Each current and former employee to the Company has entered into a confidentiality and assignment of inventions assignment agreement with the Company, a copy of each of which has previously been made available to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, and claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or since its inception, by or on behalf of any labor union with respect to employees of the Company.

        2.17        Employee Benefits.

                         (a)        The Company has no "Employee Benefit Plans" as defined in the Employee Retirement Income Security Act of 1974 as amended.

                         (b)        Except as set forth in Company Disclosure Schedule 2.17, the Company has no: (i) written, and, to the Company's knowledge, oral, agreement with any director, officer or other employee of the Company and affiliates (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or its affiliates of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or its affiliates that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or its affiliates, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Company Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        2.18        Permits. Section 2.18 of the Company Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company that are material to the operation of its business. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as currently proposed to be conducted, except for those the absence of which could not reasonably be expected to have any Material Adverse Effect. Each such Permit is in full force and effect.

        2.19        Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, (c) owes any money to the Company, or (d) has loaned any money to the Company.

        2.20        Brokers' Fees. Except as listed on Section 2.20 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        2.21        Minute Books. The minute books and other similar records of the Company Capital Stock contain true and complete records in all material respects of all actions taken at any meetings of the Company's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting, and all charter and bylaw documents and amendments thereto. All of these documents have been delivered to counsel for the Buyer.

        2.22        Customers and Suppliers. No material licensor to or supplier of the Company has indicated to an executive officer of the Company since the Company's inception that it will stop, or decrease the rate of, licensing intellectual property or supplying materials, products or services to the Company (and no officer of the Company is aware of any such indication) and no material customer of the Company has indicated to an executive officer of the Company since the Company's inception that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from the Company (and no executive officer of the Company is aware of any such indication).

        2.23        Corporate Approvals. The Board of Directors of Company has (i) approved this Agreement and the Merger and (ii) determined that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders. The Shareholder Consent represents the only vote of the holders of any of the shares of Company Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

        2.24        Third Party Consents. No consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby, except for Hart-Scott-Rodino clearance and securities law related approvals or permits.

        2.25        Environmental Matters. The Company is in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company of all governmental permits required under applicable Environmental Laws), except where the failure to be in such compliance would not have a Material Adverse Effect on the Company. The Company has not received any written notice or other written communication from a Governmental Entity at any time that alleges that the Company is not in compliance with any Environmental Law. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any written notice or other written communication from a Governmental Entity at any time that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. (For purposes of this Section 2.25, "Environmental Law" means any legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.)

        2.26        Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the final Company Disclosure Schedule or in the final form of any other Transaction Document delivered to or to be delivered by the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule attached hereto (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosures in any paragraph of the Buyer Disclosure Schedule shall qualify any other paragraph in this Article III where such disclosure would be appropriate to the extent that it is clear from such disclosure that it relates to such other paragraph.

        3.1        Organization, Qualification and Corporate Power. Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished to the Company true and complete copies of the charter documents and Bylaws of Buyer, each as amended and as in effect on the date hereof. Buyer is not in default under or in violation of any provision of its charter documents or Bylaws.

        3.2        Capitalization. The authorized capital stock of the Buyer is accurately reflected in Buyer's SEC 10Q filing dated May21, 2003. All of the issued and outstanding shares of Buyer were issued in compliance with applicable federal and state securities laws.

        3.3        Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under each of the Transaction Documents to which Buyer is a party. All corporate action on the part of the Buyer, or its respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Transaction Documents and the performance of all obligations of the Buyer hereunder and thereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes, and each of the Transaction Documents to which Buyer will be a party, will constitute, a valid and legally binding obligation of the Buyer, enforceable in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other general equitable remedies.

        3.4        Buyer Financial Statements. The Buyer has attached hereto as Section ___ to the Buyer Disclosure Schedule (a) the audited consolidated balance sheets and statements of income, changes in shareholders' equity and cash flows for the period ended June 30, 2002 for the Buyer and its subsidiaries; and (b) the unaudited consolidated balance sheet as of June 30, 2002 (the "Buyer's Most Recent Balance Sheet") and statements of income, changes in shareholders' equity and cash flows for the period ending June 30, 2002 (the "Buyer's Most Recent Balance Sheet Date"). Such financial statements (the "Buyer Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Buyer and its subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Buyer and its subsidiaries; provided, however, that the Buyer Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments and do not include footnotes.

        3.5        Absence of Certain Changes. Since the Most Recent Balance Sheet, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Buyer or any subsidiary, nor has there occurred any event or development that could reasonably be foreseen to result in such a material adverse change in the future.

        3.6        No Undisclosed Liabilities. None of the Buyer and its subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, except for (a) liabilities shown on the Buyer's Most Recent Balance Sheet, (b) liabilities which have arisen since the Buyer's Most Recent Balance Sheet Date in the ordinary course of business, (c) contractual liabilities incurred in the ordinary course of business and (d) liabilities for accounting, investment banking and legal fees incurred in connection with the Merger and the transactions contemplated thereby or potential liabilities involving StarCom Wireless, Inc.

        3.7        Brokers' Fees. Neither the Buyer nor any subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        3.8        Corporate Approvals. The Board of Directors of Buyer has (i) approved this Agreement and the Merger, and (ii) determined that the Merger is in the best interests of the shareholders of Buyer and is on terms that are fair to such shareholders. No other corporate approvals are required of Buyer.

        3.9        Third Party Consents. No consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

        3.10        Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the final Buyer Disclosure Schedule or in the final form of any other Transaction Document delivered to or to be delivered by the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

        3.11        SEC Filings. All registration statements, annual and quarterly reports and definitive proxy statements required to be filed by the Buyer with the SEC between January 31, 1998 and the date of this Agreement (the "Buyer's SEC Documents") have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer's SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (as the case may be); and (ii) none of the Buyer's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any amendments to the Buyer's SEC Documents required to be made by applicable law have been timely and accurately made in compliance with applicable securities laws.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1        Conduct of Business of Company and Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Company and Buyer agrees (except to the extent expressly contemplated by this Agreement or as otherwise consented to in writing by the other or as otherwise required by law) to conduct its business in the usual, regular and ordinary course consistent with past practices, to pay debts and perform obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and present business organization, keep available the services of its key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries. Each of Company and Buyer agrees not to take, and not to agree in writing or otherwise to take, any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

        4.2        No Solicitation.

                         (a)        Subject to Section 4.2(b), neither the Company nor any of the officers, directors or employees of the Company will, directly or indirectly, (i) take any action to solicit, initiate, entertain or knowingly encourage any Proposal (defined below) or (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to Company to further, or afford access to the properties, books or records of Company to further, or otherwise cooperate with, facilitate or knowingly encourage any person that has advised Company that it may be considering making, or that has made, a Proposal. Company will promptly notify Buyer after receipt of any Proposal or any notice that any person is considering making a Proposal or any request for nonpublic information relating to Company or for access to the properties, books or records of Company by any person that has advised Company that it may be considering making, or that has made, a Proposal. For purposes of this Agreement, "Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation, or other business combination involving Company or the acquisition of a significant portion of the assets of, Company other than the transactions contemplated by this Agreement.

                         (b)        The provisions of Section 4.2(a) shall not apply to the extent that the Company's Board of Directors have determined in good faith that its responsibilities require the taking of specific action or that the failure to take certain action will violate its fiduciary duties.

        4.3        Reorganization Treatment. Neither party will take any action that could reasonably be expected to cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a).

        4.4        Restrictions on Company's Actions. Without limiting the generality of Section 4.1, prior to the Closing, the Company shall not, without the written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, or as otherwise required by law:

                         (a)        issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities, or amend any of the terms of any such convertible securities or options or exercise any discretionary right in respect thereof;

                         (b)        split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                         (c)        create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                         (d)        enter into, adopt or amend any Employee Benefit Plan (except as required under ERISA or the Code with respect to any Employee Benefit Plan qualified under Code Section 401(a)) or any employment or severance agreement or arrangement of the type described in Section 2.17(j) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

                         (e)        acquire, sell, lease, license, encumber or dispose of any assets or property in excess of $1,000 for any single such transaction or series of related transactions or in excess of $5,000 in the aggregate (including without limitation any shares or other equity interests in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases, sales and licenses of assets in the ordinary course of business;

                         (f)        amend its charter or Bylaws;

                         (g)        change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                         (h)        discharge or satisfy any Security Interest or pay any obligation or liability other than in the ordinary course of business;

                         (i)        mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

                         (j)        sell, assign, transfer or license any Intellectual Property, other than in the ordinary course of business;

                         (k)        enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any material contract or agreement;

                         (l)        make or commit to make any capital expenditure in excess of $100,000 per item or $500,000 in the aggregate;

                         (m)        take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming materially untrue or (ii) any of the conditions to the Closing not being satisfied; or

                         (n)        agree in writing or otherwise to take any of the foregoing actions.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1        Access to Information.

                         (a)        Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party's and its subsidiaries properties, books, contracts, commitments and records as the requesting party may reasonably request, and (ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the requesting party may reasonably request. Each party agrees to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                         (b)        Notwithstanding Section 5.2(b), neither party shall be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the disclosing party would (i) result in the disclosure of any trade secrets of third parties, (ii) violate any obligation of the disclosing party with respect to confidentiality, (iii) jeopardize protections afforded the disclosing party under the attorney-client privilege or the attorney work product doctrine, or (iv) materially interfere with the conduct of the disclosing party's business. All information obtained by Buyer and its representatives pursuant to this Section 5.2 shall be treated as "Confidential Information" for purposes of the Confidentiality Agreement.

        5.2        Confidentiality. The parties acknowledge that Buyer and Company have executed a Non-Disclosure Agreement dated October 1, 2003 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

        5.3        Public Disclosure. Unless otherwise permitted by this Agreement, Buyer and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

        5.4        Consents.

                        Each of Buyer and Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents, approvals, authorizations, and filings required to be obtained by it from any Governmental Entity or other third person or entity for the consummation of the Merger, and each party shall use its commercially reasonable efforts and shall cooperate with the other party to obtain all necessary consents, approvals, authorizations, and filings in connection with the Merger, including as needed in connection with any material contracts of Company or Buyer or otherwise.

        5.5        Securities Laws.

                         (a)        The shares to be issued to the shareholders of the Company will be "Restricted Shares" as that term is defined under the Securities Act of 1933, as amended. The shares will bear a restrictive legend clearly displayed setting forth this condition. These shares may not be sold except under the provisions of Rule 144 promulgated under the Securities Act of 1934, as amended or unless a registration statement has been filed and declared effective covering said shares.

                         (b)        No proxy statement is required to be sent to the Company's shareholders soliciting their consent to the Merger.

        5.6        Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

        5.7        Good Faith Efforts and Further Assurances. Each of the parties to this Agreement shall use its good faith efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

        6.1        Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                         (a)        No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or prohibition issued by any Governmental Entity preventing the consummation of the Merger shall be in effect. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                         (b)        Governmental Approval. Buyer and Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act under state blue sky laws and Washington Law.

        6.2        Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

                         (a)        Representations, Warranties and Covenants. (i) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time, and Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the President to such effect; provided, however, that any breach of representations, warranties or covenants by the Company must have a Material Adverse Effect on the Company or the Buyer in order for Buyer to have the right to not close the merger (it being the parties' intent that the indemnification provisions of Section 8 to be the remedy for breaches of the Company's representations, warranties or covenants that do not have a Material Adverse Effect on the Company or the Buyer).

                         (b)        Legal Opinion. Company shall have received a legal opinion from Buyer's legal counsel substantially in the form of Exhibit 6.2(b) hereto.

                         (c)        No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Buyer and its subsidiaries, taken as a whole.

                         (d)        Third Party Consents. Company shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of those persons and entities whose consent or approval shall be required in order for Buyer to consummate the Merger.

        6.3        Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Buyer:

                         (a)        Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time, and Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the President to such effect.

                         (b)        Legal Opinion. Buyer shall have received a legal opinion from Company's legal counsel, in substantially the form of Exhibit 6.3(b).

                         (c)        No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, and results of operations or prospects of Company other than the good faith use of cash reasonably consistent with the past practices of the Company.

                         (d)        Third Party Consents. Buyer shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of those persons and entities whose consent or approval shall be required in order for Company to consummate the Merger or ensure the continuation of all contracts of Company.

                         (e)        Resignation of Directors. The directors of the Company in office immediately prior to the Effective Time shall have resigned as directors of the Surviving Corporation effective as of the Effective Time.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1        Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company, this Agreement may be terminated:

                         (a)        by mutual consent of Buyer and Company;

                         (b)        by Company or Buyer, by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 15 calendar days following receipt by the breaching party of written notice of such breach by the other party;

                         (c)        by Buyer, by giving written notice to the Company, if the Closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition precedent under Section 6.1 or 6.3 (unless the failure results primarily from a breach by Buyer of any representation, warranty, or covenant of Buyer contained in this Agreement or Buyer's failure to fulfill a condition precedent to closing or other default);

                         (d)        by Company, by giving written notice to Buyer, if the Closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition precedent under Section 6.1 or 6.2 (unless the failure results primarily from a breach by the Company of any representation, warranty, or covenant of the Company contained in this Agreement or the Company's failure to fulfill a condition precedent to closing or other default);

        7.2        Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Company or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the material breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.2 (Confidentiality) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

        8.1        Survival of Representations, Warranties and Covenants. Notwithstanding any investigation conducted before or after the Closing Date, Buyer and the Company will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The obligations of the Buyer and the Company with respect to its representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect for a period of six (6) months after the Closing, provided that if a written notice is given in accordance with the Escrow Agreement before the expiration of such six (6) month period, then (notwithstanding the expiration of such time period) the representation, warranty or covenant applicable to such claim shall survive until, but only for the purpose of, the resolution of such claim.

        8.2        Indemnity by Company Shareholders. From and after the Closing Date, and subject to the other provisions of this Article 8, each Company Shareholder shall severally and not jointly indemnify and hold harmless Buyer and Surviving Corporation (an "Indemnified Person") against, and reimburse Buyer and/or Surviving Corporation for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof (collectively "Damages") imposed on or reasonably incurred by Buyer as a result of: (i) any breach of any representation or warranty or failure to perform any covenant on the part of Company under this Agreement or (ii) resulting from any claim by a Company Shareholder or former Company shareholder based upon an ownership right or alleged ownership right of any shares of stock of the Company, the form of consideration payable in the Merger or any actions of the board of directors of the Company in connection with the transactions contemplated by this Agreement.

        8.3        Method of Asserting Claims. All claims for indemnification by an Indemnified Person pursuant to this Article VIII shall be made in writing addressed to the Indemnifying Party within seven (7) days of the cause for indemnity arising.

        8.4        Limitations. Notwithstanding anything to the contrary herein, the aggregate liability of each Company Shareholder for Damages under this Article VIII or otherwise shall be limited to his appropriate pro rata portion the Merger Shares (as set forth in the Escrow Agreement). Except with respect to claims based on fraud, in the event the Merger occurs, the rights of an Indemnified Person under this Article VIII shall be limited exclusively to the right to receive the Merger Shares and such indemnification shall be the exclusive remedy of the Indemnified Persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Company Shareholders contained in this Agreement. No Company Shareholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

ARTICLE IX

GENERAL PROVISIONS

        9.1        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                         (a)        if to Buyer, to:

Gary L. Brown
500 John Ringling Blvd.
Sarasota, FL 34236
With a copy to
Kenneth L. Marshall
3704 Woodfork Road
Charlotte Court House, VA 23923

                         (b)         if to Company, to:

Kevin Gorman

with a copy to:

                         (c)        Each such notice or other communication shall be in writing and shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in Section 9.1 (with confirmation of transmission); or (ii) if given by any other means, when delivered at the address specified in Section 9.1. Any party by notice given in accordance with this Section 9.1 to the other party may designate another address (or facsimile number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

        9.2        Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, any reference to a party's "knowledge" or "to the best of its knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

        9.3        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.4        Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Buyer Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        9.5        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.6        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in Sarasota County in the State of Florida, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        9.7        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.8        Resolution of Conflicts; Arbitration. Any dispute arising out of or related to this agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration conducted by a single arbitrator, selected by mutual agreement of a majority in interest of the Company Shareholders and Buyer, conducted in Sarasota County, Florida in accordance with the rules then in effect of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
Company

By:
Name:
Title:

Buyer

By:
Name:
Title:

Exhibits and Schedules

Company Disclosure Schedule

Buyer Disclosure Schedule

Escrow Agreement

Legal Opinion from Buyer's Counsel

Legal Opinion from Company Counsel